EXHIBIT 14.1

Medical Action Industries Inc.

Code of Ethics

The way we do business worldwide

Contents

1. Fundamental Principles

A. Condition of Employment/Directorship

B. Compliance Certificate

C. Interpretation Questions

D. Violation of Policy

2. Responsibilities to Medical Action

A. Opportunity is for Everyone

B. Employee Relations

C. Non-Discrimination Policy

D. Freedom of Association

E. Disciplinary Practices

F. Confidential Information

G. Public Communications

H. Use of Company Equipment, Electronic Systems and Communications

I. Association with Unaffiliated Enterprises

J. Conflicts of Interest

K. It’s a Matter of Record

3. Responsibilities to Others

A. Payments of Amounts Due

B. Foreign Payments

C. Quality in All We Do

D. Protection and Proper use of Company Assets

E. Using Company and Third-Party Copyrighted Material

F. Environmental Health and Safety

4. Responsibilities to the Public

A. Dealing with Government Contracts and Other Government Requirements

B. Questionable or Improper Payments

C. Political Contributions and Activities

D. Business Practices

E. Trade Practices

5. Compliance and Consequences

A. Being Vigilant

B. Company Compliance

C. Consequences

The Board of Directors (the “Board”) of Medical Action Industries Inc. (the “Company”) has adopted this Code of Conduct (this “Code”), which provides basic principles and guidelines to assist directors, officers and other employees in complying with the legal and ethical requirements governing the Company’s business conduct. This Code covers a wide range of business practices and procedures but does not cover every issue that may arise.

The Company reserves the right to add to, modify and rescind this Code or any portion of it at any time. This Code governs in the event of any conflict or inconsistency between this Code and any other materials distributed by the Company. If a law conflicts with a policy in this Code, you must comply with the law.

You should read this Code carefully and direct questions regarding accounting and financial matters to the Company’s Chief Financial Officer (“CFO”) and all other questions to the Company’s Vice President of Human Resources, and promptly sign and return the certification attached as Annex A, acknowledging receipt of this Code to:

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, NY 11717

Attention: Laurie Darnaby

The Company’s Vice President of Human Resources is responsible for ensuring that all of the Company’s directors, officers and other employees promptly sign and return the attached certification acknowledging receipt of this Code.

1. Fundamental Principles

The Company’s fundamental policy is to conduct its business with honesty and integrity in accordance with the highest legal and ethical standards. The Company and its directors, officers and employees must comply with all applicable legal requirements of the United States and each other country in which the Company conducts business.

Underlying the way the Company does business is one principle: use good judgment. To give a context for using good judgment, set forth below are some of the basic legal and ethical parameters under which the Company operates. The Company is publicly held, and as such, has a responsibility to its stockholders to pay constant attention to all legal and ethical boundaries and to comply with all applicable laws. The Company has the same obligation to the communities in which it does business and to the customers with whom it does business.

This Code provides guidance for specific situations that may arise. However, each director, officer and employee has the responsibility to exercise good judgment so as to act in a manner that will reflect favorably upon the Company and the individual.

The Company’s directors, officers and employees must comply with the spirit as well as the letter of this Code. Directors, officers and employees must not attempt to achieve indirectly, through the use of agents or other intermediaries, what is prohibited directly by this Code.

Although no two situations are alike, the Company aims for consistency when encountering any ethical issues. No one will be excused for misconduct directed or requested by someone else. Part of your job and ethical responsibility is to help enforce these ethics guidelines. You should be alert to possible violations and report violations of a financial nature to the CFO, and all other violations to the Vice President of Human Resources. You must cooperate in any internal or external investigations of possible violations. Reprisals, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, these ethics guidelines or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

The way the Company does business centers on six general standards:

•	The Company expects its employees, including those outside the United States, and third parties with whom the Company does business, to maintain the highest standards of business conduct.

•	The Company expects its employees to be totally honest and ethical in all Company business dealings.

•	The Company expects its employees to avoid situations where a conflict of interest might occur or appear to occur.

•	The Company expects its employees to respect the confidentiality of Company information and the information of third parties, including customers and vendors.

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The Company conducts its business in accordance with all applicable laws and rules, and in such a way as to attain the highest standards of corporate citizenship, and expects the same of those with whom it does business.

•	The Company conducts its business so that the communities in which it operates are benefited by its presence.

The Company may take action against any employee, independent contractor, consultant, or other party whose actions violate Company standards, policies or guidelines. Such disciplinary action may include termination of employment or other working relationship, and may subject the person or party to civil and criminal sanctions.

A. Condition of Employment/Directorship

Each employee must become familiar with and agree to comply with this Code as a condition of such employee’s employment. All officers and other employees, regardless of level, must be provided with a copy of this Code at the time their employment commences with the Company; provided, however, that individuals already employed by the Company at the time of the adoption of this Code must be provided with a copy of this Code shortly after its adoption. All managers are responsible both for ensuring that all employees under their supervision, regardless of level, are familiar with this Code and for promoting compliance with this Code.

Each director must become familiar with and agree to comply with this Code. All directors must be provided with a copy of this Code at the time of their appointment or election to serve on the Board.

B. Compliance Certificate

The following persons must execute compliance certificates substantially in the form of Annex A to this Code:

•	Directors, officers and other employees of the Company in managerial or supervisory positions;

•	Employees who, in the ordinary conduct of their duties, have regular or significant contact with government(s) or any department, agency, instrumentality or employee thereof;

•	Facility managers or other employees who are in charge of a significant sales office or other significant facility;

•	Employees whose regular responsibilities include the selection of contractors for the provision of significant goods or services to the Company;

•	Employees whose regular responsibilities include the review, approval or payment of invoices for significant goods and services supplied to the Company; and

•	Any other employees requested by a vice president of the Company or any other officer to give a Periodic Compliance Certificate.

As provided above, each officer and other employee must become familiar with and agree to comply with this Code as a condition of such person’s employment. Therefore, each new officer and other employee must execute the Periodic Compliance Certificate upon employment. In addition, each newly elected director must execute the Periodic Compliance Certificate upon election or appointment to serve on the Board as set forth above.

The Company’s Vice President of Human Resources is responsible for ensuring that all directors, officers and other appropriate employees of the Company execute and return the Periodic Compliance Certificate to the Vice President of Human Resources or another officer designated by the Vice President of Human Resources.

C. Interpretation Questions

Directors, officers or other employees who have questions on how to proceed or interpret this Code should consult their supervisor, the Vice President of Human Resources or any other person(s) designated by the Board to supervise the application of this Code. In addition, please see Annex B for a listing of compliance procedures.

D. Violation of Policy

Compliance with this Code is essential. Violations may result in disciplinary action, including dismissal of any officer or other employee where warranted.

2. Responsibilities to Medical Action

A. Opportunity is for Everyone

The Company encourages a creative, culturally diverse, and supportive work environment and will not tolerate discrimination, harassment, slurs, jokes or threats based on a person’s race, color, sex, sexual orientation, gender identity characteristics or expression, religion, national origin, age, marital status, disability, or veteran status. This applies to employees, applicants for employment, or others who may be present in the workplace at any Company location.

Any Company employee who believes he or she has been discriminated against or harassed, or has witnessed such action, is strongly encouraged to report the incident to the Vice President of Human Resources or to any manager.

B. Employee Relations

All directors, officers and other employees, regardless of position, shall do their best to work together to meet the following objectives:

•	Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity;

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Provide equal opportunities to all employees, workers, customers, suppliers and contractors of the Company without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

•

Provide a workplace free of harassment of any kind, including on the basis of race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

•	Provide and maintain a safe, healthy and orderly workplace; and

•	Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

In addition to the objectives set forth above, members of the management team are expected to:

•	Use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, customers, suppliers, contractors and partners of the Company; and

•	Keep other employees generally informed of the Company’s policies, plans and progress through regular communications.

C. Non-Discrimination Policy

The Company values the diversity of its employees and is committed to providing an equal opportunity in all aspects of employment to all employees without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability. Directors, officers and other employees should use reasonable efforts to seek business partners for the Company that do not discriminate in hiring or in their employment practices, and who make decisions about hiring, salary, benefits, training opportunities, work assignments, advancement, discipline, termination and retirement solely on the basis of a person’s ability to perform the tasks required by their position.

D. Freedom of Association

The Company recognizes and respects the right of employees to exercise their lawful rights of free association, including joining or electing not to join any association. The Company also expects its business partners to adhere to these principles.

E. Disciplinary Practices

The Company will not condone any type of harassment, abuse or punishment, whether corporal, mental or physical, of an employee by a director, officer or other employee or any partner, customer or supplier of the Company.

F. Confidential Information

The Company’s success and growth depends on its ability to preserve the confidentiality of its confidential, proprietary and trade secret information, as well as that of others in its possession. Each Company employee has the duty to respect and protect the confidentiality of all such information. Employees (including temporary workers, consultants and independent contractors) are expected to read and comply with the Company’s information protection practices, including information classification and procedures for handling confidential information. Employees must also comply with the Company’s policies with respect to personal information of customers, in addition to complying with all applicable laws governing the Company’s use of such personal information, worldwide.

No Company employee, employee of a temporary agency, or independent contractor shall disclose any Company confidential, proprietary, or trade secret information to an outside party unless an authorized Company representative has previously signed an appropriate agreement or license. Similarly, no Company employee, employee of a temporary agency, or independent contractor shall use or disclose to any other party any confidential, proprietary, and trade secret information in the Company’s possession belonging to a third party unless authorized by the third party to do so, and until the party receiving the information has signed an appropriate confidentiality agreement with the Company.

Any unsolicited third-party confidential information sent to the Company must be refused or, if inadvertently received by a Company employee, sent to the Vice President of Human Resources for appropriate disposition. Employees must be careful not to use or disclose, at the Company, information of former employers or other third parties.

G. Public Communications

The Company has specific policies regarding who can communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the CFO. The Company has designated its chief executive officer (“CEO”) and CFO as official Company spokespeople for financial matters.

H. Use of Company Equipment, Electronic Systems and Communications

Company equipment, networks and electronic systems (such as Internet access, voicemail and e-mail) are provided to help employees perform their duties while supporting the Company’s business needs, and are for Company business use. Company equipment, networks and electronic systems should be used only for Company business-related purposes. Use of Company-owned equipment for non-Company commercial use is prohibited.

Company equipment, networks, mail and electronic systems are provided for use in conducting Company business, so there should be no expectation of privacy in files, voicemail, e-mail or Internet use. Management may at any time review and monitor any Company equipment, networks, mail or electronic systems, whether used for business or personal purposes, unless and to the extent that such review and monitoring is otherwise prohibited or limited by applicable law.

I. Association with Unaffiliated Enterprises

The Company’s employees associated with enterprises not controlled by the Company (including vendors, suppliers, contractors, lawyers and accountants) must be guided in their conduct by this Code’s provisions. Such persons must attempt to influence those enterprises to conduct their activities in conformity with all applicable laws and this Code and must report violations of this Code to the CFO or Vice President of Human Resources, as applicable.

J. Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Company as a whole. This situation can arise when a director, officer or other employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, officer or other employee, or a member of such person’s family or household, receives improper personal benefits as a result of the director, officer or other employee’s position with the Company. A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her relationship with the Company, a director, officer or other employee is in a position to further any personal financial interest or the financial interest of any member of such person’s family.

Conflicts of interest can compromise an employee’s business ethics. At the Company, a conflict of interest is any activity that is inconsistent with or opposed to the Company’s best interests, or that gives the appearance of divided loyalty on the part of the Company employee. Common areas where conflicts of interest may occur are described below. Although these focus on employees, activities of employees’ family members, household members and other third parties in significant relationships with employees should also be examined for any circumstances which may give rise to a conflict of interest, impropriety, or ethical or legal risks, whether real or perceived, for the Company or the Company employee (examples of significant relationships include domestic partners, dating relationships, and business partnerships outside of the Company).

No director, officer or other employee, regardless of level, is permitted to engage in any business or conduct or enter into any agreement or arrangement that would give rise to actual or potential conflicts of interest. Directors, officers and other employees should not permit themselves to be placed in a position that might give rise to the appearance that a conflict of interest has arisen.

While it is not possible to describe all circumstances where a conflict of interest involving a director, officer or employee exists or may exist, the following situations may involve actual or potential conflicts of interest:

•	An officer or employee’s interest in, or position with, any supplier, customer or competitor of the Company (except for an investment in publicly-traded securities as described below);

•

The acceptance of gifts or favors of more than nominal value by a director, officer or employee (or a member of such person’s immediate family) from an actual or prospective customer, supplier or competitor of the Company or any governmental official or other employee. This does not preclude the acceptance by a director, officer or employee of reasonable business entertainment (such as a lunch or dinner or events involving normal sales promotion, advertising or publicity);

•

The disclosure or use of confidential information gained by reason of employment with the Company (or, in the case of a director, election or appointment to the Board) for profit or advantage by a director, officer or other employee or anyone else; and

•	Competition with the Company in the acquisition or disposition of rights or property.

The following situations should not be considered conflicts of interest:

•

Ownership of publicly traded securities of a supplier, customer or competitor of the Company that do not confer upon the holder any ability to influence or direct the policies or management of the supplier, customer or competitor;

•	A transaction with one of the Company’s banks, where the transaction is customary and conducted on standard commercially available terms (such as a home mortgage or bank loan); and

•	A transaction or relationship disclosed in accordance with this Code and determined by outside legal counsel not to be a prohibited conflict of interest.

These examples are given only to guide directors, officers and other employees in making judgments about conflicts of interest. If any director, officer or employee finds himself or herself in a situation where a conflict of interest exists or may exist, he or she should immediately report the matter as provided below.

Payments to or from third parties. All Company employees must pay for and receive only that which is proper. The Company will make no payments or promises to influence another’s acts or decisions, and the Company will give no gifts beyond those extended in normal business dealings. At a minimum, the Company will observe all government restrictions on gifts and entertainment.

Interests in other businesses. Company employees must avoid any direct or indirect financial or other relationship that could cause divided loyalty. This type of relationship could include, for example, membership on the board of directors of an outside commercial or nonprofit enterprise. Company employees must receive written permission from the CFO before beginning any employment, business, consulting, financial, or other relationship with another company if the proposed activity is in the Company’s present or reasonably anticipated future business; uses any Company or third-party confidential, proprietary, or trade secret information; or relates to the services performed by the employee on behalf of the Company. This does not mean, however, that family members are precluded from being employed by one of the Company’s customers, competitors, or suppliers.

Corporate opportunities. Company employees must not exploit for their own personal gain opportunities that are discovered through the use of Company property, information, or position unless the opportunity is disclosed fully in writing to the Board and the Board declines to pursue the opportunity and gives written consent. Without such written consent, directors, officers and other employees are prohibited from taking for themselves an opportunity that is (1) a potential transaction or matter that may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could reasonably have an interest or expectancy or (2) discovered through the use of corporate property, information or position. In addition, directors, officers and other employees are prohibited from using corporate property, information or position for personal gain and competing with the Company directly or indirectly

Projects or inventions. Before beginning work on any project or invention, outside the course and scope of an employee’s work for the Company, that will involve any Company time, equipment, or materials, or that relates to the Company’s present or reasonably anticipated future business, Company employees must receive the written permission of the CFO.

Investments. Passive investments of not more than one percent of the total outstanding shares of companies listed on a national or international securities exchange, or quoted daily by The NASDAQ Stock Market LLC (“NASDAQ”) or any other board, are permitted without the Company’s approval, provided the investment is not so large that it creates the appearance of a conflict of interest, and provided it does not involve the improper use of confidential or proprietary information.

Market intelligence. Though market intelligence is important, only authorized Company employees should obtain it, and only in straightforward ways. The Company and its employees must never accept or use information otherwise presented. Company employees may not contact competitors for market intelligence.

Family. Company employees should avoid conducting Company business with members of their families (and others with whom they have significant relationships) in another company or business, unless they have prior written permission from the Vice President of Human Resources. Company employees must avoid a direct reporting relationship within the Company with any member of their family or others with whom they have a significant relationship. Company employees must also avoid any direct or indirect financial, business, consulting, or other relationships that could cause divided loyalty, unless the employee has first obtained written permission from the Vice President of Human Resources.

Tips, gifts, and entertainment. Company employees must not give or receive valuable gifts, including gifts of equipment or money, discounts, or favored personal treatment, to or from any person associated with the Company’s vendors or customers. Such gifts (including advertising novelties, favors, and entertainment) are allowed only when the following conditions are met:

•	They are consistent with the Company’s business practices;

•	They are of limited value (US $100 or less);

•	They do not violate any applicable law;

•	Public disclosure would not embarrass the Company; and

•	They are not given to any government personnel (see the “Dealing with Government Contracts” section below).

This is not intended to preclude the Company from (i) receiving evaluating appropriate complimentary products and services; (ii) making a gift of equipment to a company or organization, provided that the gift is given openly, with full knowledge by the company or organization, and is consistent with applicable law and the Company’s business interests; or (iii) attendance at social functions, provided such attendance is approved by management and does not present a conflict of interest or the appearance of a conflict of interest.

In some circumstances, local custom in countries other than the United States may call for the exchange of gifts having more than nominal value as part of a business relationship. In these situations, gifts may be given or received only if they comply with written guidelines that have been approved by the Vice President of Human Resources. Such gifts may be accepted only on behalf of the Company (not an individual). In all cases, the exchange of gifts must be conducted so there is no appearance of impropriety.

No “kickbacks” of any type may be given to any customer’s or vendor’s employees or representatives. No kickback of any type may be received by any Company employee, particularly those involved in any Company business transaction, including purchasing goods or services for the Company.

Outside vendors (including temporary agencies and contractors). When dealing with any outside vendors or potential vendors, Company employees must maintain the highest ethical standards.

Only arm’s length transactions should be conducted. Employees of outside vendors are also expected to maintain the highest ethical standards, including maintaining the confidentiality of any Company and third-party information they receive.

The examples above do not list all possible conflicts, but do illustrate some of the conflicts of interest Company employees must avoid. Ultimately, it is the responsibility of each individual to report any situation that would even appear to be a conflict of interest or to be improper. Each employee should feel free to discuss any potential conflict of interest situation with his or her manager or the Vice President of Human Resources, as appropriate.

Reporting conflicts of interest involving non-officer employees. Actual or potential conflicts of interest involving a non-officer employee, or a member of such person’s immediate family, must be reported in writing by the affected person (or by others having knowledge of the existence of the actual or potential conflicts of interest) to the employee’s immediate supervisor, who shall consult with the CFO to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if such measures are available or appropriate under the circumstances. This procedure will be applied so as to minimize its effect on the personal affairs of employees consistent with the protection of the Company’s interests. The matter may also be referred to the Board for its approval or rejection.

Reporting conflicts of interest involving directors or officers. An actual or potential conflict of interest involving a director or officer, or a member of such person’s immediate family, must be reported by the affected person (or by others having knowledge of the existence of the actual or potential conflict of interest) to the CFO, who shall promptly disclose the possible conflict of interest to the Board at the earliest time practicable under the circumstances. The possible conflict of interest will be made a matter of record, and the Board will determine whether the possible conflict of interest indeed constitutes a conflict of interest. The Board’s approval will be required prior to the consummation of any proposed transaction or arrangement that is determined by the Board to constitute a conflict of interest.

Any member of the Board or any officer having a possible conflict of interest in any proposed transaction or arrangement is not permitted to vote (in the case of a member of the Board) or use his or her personal influence on the matter being considered by the Board. Any member of the Board having a possible conflict of interest is not counted in determining the quorum for consideration and vote on the particular matter. Finally, any member of the Board or any officer having a possible conflict of interest must be excused from any meeting of the Board during discussion (subject to the exception set forth in the paragraph below) and vote on the particular matter (in the case of an interested director). The minutes of the Board meeting should reflect the disclosure, the absence from the meeting of the interested director or officer, the abstention from voting (in the case of an interested director) and the presence of a quorum. The proposed transaction or arrangement is considered approved if it receives the affirmative vote of a majority of the disinterested members of the Board (even though the disinterested members are less than a quorum).

The foregoing requirements do not prohibit the interested director or officer from briefly stating his or her position on the matter or from answering pertinent questions of the disinterested members of the Board, as the interested director’s knowledge may be of assistance to the other Board members in their consideration of the matter.

K. It’s a Matter of Record

Company books and records. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. As such, the Company’s books, records and accounts must accurately and fairly reflect the Company’s transactions in reasonable detail and in accordance with the Company’s accounting practices and policies. The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

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No false or deliberately inaccurate entries (such as overbilling or advance billing) are permitted. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted. The reasons for the grant should generally be set forth in the Company’s records, including the party requesting the treatment;

•	No payment shall be made with the intention or understanding that all or any part of it is to be used for any person other than that described by the documents supporting the payment;

•	No undisclosed, unrecorded or “off-book” funds or assets are permitted; and

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No false or misleading statements, written or oral, shall be intentionally made, nor shall any material fact be omitted that is necessary to make the statements made, in light of the circumstances under which the statements were made, not misleading, to any internal accountant or auditor or the Company’s independent registered public accounting firm with respect to the Company’s financial statements or documents to be filed with the Securities and Exchange Commission (the “SEC”) or other governmental authority.

Internal accounting controls. The Company’s CEO and CFO are responsible for implementing and maintaining a system of internal accounting controls sufficient to provide reasonable assurances that:

•	Transactions are executed in accordance with management’s general or specific authorization;

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Transactions are recorded as necessary to: (i) permit the preparation of financial statements in conformity with generally accepted accounting principles or any other applicable criteria and (ii) maintain accountability for assets;

•	Access to assets is permitted only in accordance with management’s general or specific authorization; and

•	The recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Employee conduct. No director, officer or other employee of the Company is permitted to willfully, directly or indirectly:

•	Falsify, or cause to be falsified, any book, record or account of the Company;

•

Make, or cause to be made, any materially false or misleading statement or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which the statements were made, not misleading to an accountant in connection with (i) any audit or examination of the Company’s financial statements or (ii) the preparation or filing of any document or report required to be filed by the Company with the SEC or other governmental agency; or

•	Take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent registered public accounting firm.

Directors, officers and other employees must exercise reasonable due diligence in order to avoid the events described above. If an employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the employee should follow the procedures outlined in the Company’s Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters.

Records count. They are a vital part of maintaining a high level of ethical business transactions. Company records must be maintained and disposed of properly, in accord with established procedures and Company policies. All business and accounting transactions must be fully and accurately described in the Company’s formal records, and payments on the Company’s behalf should never be made other than as described in the records. There is never any reason for false or misleading entries, and there is no place for undisclosed or unrecorded funds, payments, or receipts.

The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with these guidelines can be severe for the Company and its employees, agents and contractors, and failure to comply with these guidelines may subject an employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

Retention of documents and records. It is the Company’s policy to cooperate with all governmental investigative authorities. Each director, officer and other employee shall retain any record, document or tangible object of the Company that is known to be the subject of an investigation or litigation.

It is a violation of this Code for any director, officer or other employee to knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object with the intent to impede, obstruct or influence the investigation or proper administration of any matter within the jurisdiction of any state, federal department or agency or any bankruptcy or in relation to or contemplation of any such matter or case.

Legal hold. A “legal hold” suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations.

The Vice President of Human Resources determines and identifies what types of records or documents are required to be placed under a legal hold. Every Company employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. The Company’s Vice President of Human Resources will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Vice President of Human Resources.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Vice President of Human Resources. If you have any questions about this policy you should contact the Vice President of Human Resources.

Company bank accounts. All Company bank accounts that are to be established must be approved and established by the Company’s Finance Department. All payments must be made by recorded and traceable methods: checks (correctly dated), bank drafts, or bank transfers. No payments shall be made in cash, except petty cash reimbursements.

3. Responsibilities to Others

A. Payments of Amounts Due to Customers, Agents or Distributors

Payments for third party services. All commission, distributor or agency arrangements shall be in writing and provide for the services to be performed and for a fee that is reasonable in amount and reasonably related to the services to be rendered.

Manner of payment. All payments for commissions, discounts or rebates should be made by the Company’s check or draft (not by cashier’s check or in currency) in the name of the agent, distributor or customer and should be (i) personally delivered to the payee in the country in which the business was transacted or (ii) sent to the payee’s business address or designated bank in the country in which the business was transacted.

Payments outside the United States. When the payee represents in writing or presents a written opinion from a reputable local counsel that a payment outside the country in which the business was transacted does not violate any law of that country, that payment may be permitted upon approval from the Company’s principal financial officer or other applicable officer.

Credit memoranda. Credit memoranda are the preferred method of effecting a rebate and generally should be issued to the customer unless the Company’s check or draft (not a cashier’s check or currency) is necessary due to the nature of the transaction. Any check or draft should refer to the sales invoices involved and indicate the amount of discount or rebate and number of units.

Accounting records. All payments or discounts, rebates and commissions shall be disclosed in the Company’s accounting records. Proper documentation of contracts and agreements shall be maintained.

B. Foreign Payments

The Company and its directors, officers and other employees must comply with the United States Foreign Corrupt Practices Act (the “FCPA”), which makes it illegal for U.S. companies to win, retain or direct business by offering, paying or approving payments to foreign government workers, political parties or their officials.

C. Quality in All We Do

There is no upper limit on the quality of the products and services that we want to provide. Employees should at all times strive for the highest quality in all they do. No employee shall knowingly misrepresent in any way the condition of any products. Testing must be done in a manner that verifies that products are being designed and manufactured to meet all appropriate quality criteria. Accurate documentation of all tests must be appropriately maintained.

D. Protection and Proper Use of Company Assets

The use of any Company funds or assets for any unlawful or improper purpose is prohibited. All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be reported immediately for investigation. Company equipment should not be used for non-business related purposes, though incidental personal use may be permitted (such as occasional use of the Company’s stationery, supplies, copying facilities or telephone when the cost to the Company is insignificant).

The obligation of employees to protect the Company’s assets includes an obligation to protect the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy, and it could also be illegal and result in civil or criminal penalties.

E. Using Company and Third-Party Copyrighted Material

Unauthorized duplication of copyrighted materials violates the law and is contrary to the Company’s standards of conduct. The Company will not tolerate the making or use of unauthorized copies under any circumstances and will comply with the law and all license or purchase terms regulating the use of any software and other copyrighted materials acquired or used by the Company.

All Company employees, temporary agency employees, and contractors must ensure that they use only authorized copies of copyrighted materials while performing their jobs. Before a Company employee, temporary agency employee, or contractor uses any third-party material, an appropriate license must be obtained. It is against Company policy for any Company employee, temporary agency employee, or contractor to copy, digitize, modify, translate, broadcast, perform, or distribute any part of a copyrighted work without first obtaining written permission from the copyright owner. It is also against Company policy to use Company facilities or equipment to make or distribute unauthorized copies of copyrighted works. This policy applies whether the copies are intended for personal use, internal use at the Company, or public distribution.

F. Environmental Health and Safety

At the Company, meeting the challenges of a rapidly expanding and changing healthcare landscape means more than making the finest products. The Company strives to produce those products in a manner that conserves the environment and protects the safety and health of its employees, its customers, and the community. To accomplish these objectives, the Company will:

•	Comply with applicable environmental, health, and safety laws and regulations;

•	Adopt corporate standards for protection of human health and the environment;

•	Provide a safe work environment by integrating a comprehensive program of safety training and evaluation; and

•	Strive to anticipate future environmental, health, and safety risks and regulatory requirements, and have a proactive approach to dealing with them whenever appropriate.

A comprehensive environmental health and safety program is an essential component of the Company’s business approach. The Company’s goal of providing a safe work environment depends on a conscientious effort and commitment to excellence from all Company employees.

Directors, officers and other employees should be aware that health and safety laws may provide for significant civil and criminal penalties against individuals and the Company for the failure to comply with applicable requirements. Accordingly, each director, officer and other employee must comply with all applicable safety and health laws, rules and regulations, including occupational safety and health standards.

Directors, officers and other employees should be aware that environmental laws may provide for significant civil and criminal penalties against individuals and/or the Company for failure to comply with applicable requirements. Accordingly, each director, officer and other employee must comply with all applicable environmental laws, rules and regulations.

Employees should report to work in a condition allowing them to perform their duties free from the influence of drugs, alcohol or other controlled substances. The use of illegal drugs in the workplace will not be tolerated.

Violence and threatening behavior are not permitted.

4. Responsibilities to the Public

A. Dealing with Government Contracts and Other Government Requirements

Special requirements may apply when contracting with any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions). Company employees are expected to read and comply with all applicable Company policies and laws relating to dealings with governmental bodies.

Disclosure and certification requirements. In addition to the Company’s own general high standards imposed on all Company employees, government agencies often place special disclosure and certification requirements on firms with which they do business. These requirements impose on Company employees the need to be especially vigilant to ensure that its general business practices conform to special government pricing, contracting, and certification requirements. In certain situations, for example, the Company may have to certify that it is supplying the government with its lowest price charged to its commercial customers. The Company may also have to certify that its prices have been arrived at independently, that is, without any collaboration with a third party. The Company depends on all of its employees to make sure that these and other promises to the government are satisfied. Any doubts about such matters should be brought to the attention of the CFO.

Gratuities for government officials. In addition to the limitations imposed on Company employees when giving or receiving any tips, gifts, and entertainment in the context of Company business generally, additional considerations may apply when dealing with government personnel and their representatives.

B. Questionable or improper payments and gifts

No payments or gifts from the Company’s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees and is also intended to prevent bribes, kickbacks or any other form of payoff. Directors, officers and other employees of the Company shall not accept payments or gifts of the kinds described in this section.

In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless permitted by law and any applicable regulation. Commercial business entertainment and transportation that is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment or transportation includes, without limitation, a lunch, dinner or occasional athletic or cultural event; gifts of nominal value (approximately $100 or less); entertainment at the Company’s facilities or other authorized facilities; or authorized and reasonable transportation in the Company’s vehicles. In addition, reasonable business entertainment covers traditional promotional events sponsored by the Company.

Governments have wrestled with determining when a gift or gratuity is a “bribe” or merely a “courtesy.” As a result, in many instances government regulations prohibit giving what might seem like a simple courtesy to a government employee. For example, the regulations of various United States governmental bodies prohibit employees of contractor firms (firms doing business with the government of the U.S., or a subcontractor to those firms) for providing meals, refreshments, entertainment, token gifts, or other business courtesies to government employees or military personnel. Even if a particular country does not prohibit the above activities, the FCPA places restrictions on American companies doing business with governmental agencies outside the United States.

Kickbacks, bribes and the FCPA. Kickbacks and bribes to obtain business are against the Company’s business practices. The FCPA makes it illegal for a United States citizen, a U.S. company and its U.S. and non-U.S. subsidiaries, and in some instances non-U.S. nationals, to offer or to give anything of value, directly or indirectly, to a foreign government official in order to gain or retain business or to obtain an unfair competitive advantage over competitors. Numerous countries have either passed similar laws or have committed to do so.

Company employees may not, directly or indirectly, offer or give any payment or other gift (including equipment) that could even appear to be a bribe, kickback, payoff, or other irregular type of payment to a foreign government official to influence an official act or decision. More specifically, Company employees may not make payments or give anything of value to foreign officials or their representatives for the purpose of gaining or maintaining business or gaining an improper advantage.

These prohibitions apply to giving something to a third party, such as an agent, reseller or lobbyist, with the intention that they give it to a foreign official or with the reasonable belief that the third party will do so. Before retaining third parties to represent the Company in any business relationships with a government agency, a thorough and careful analysis of their ownership structure and business reputation in their relationship with the government agencies and officials must be undertaken.

To protect the Company and its employees, employees must check in advance with the CFO before giving, directly or indirectly, anything of value to government officials or their representatives.

Facilitating payments exceptions. Payments that are customary in a foreign country and that are necessary to facilitate or expedite ministerial actions ordinarily performed by foreign officials – such as obtaining routine permits or licenses; processing visas and work permits; or receiving customs, police, mail, and inspection services – are not prohibited by the FCPA. In the United States, facilitating payments are neither customary nor legal, and are not allowed by the Company’s policy. Further, it is not generally the Company’s policy to favor facilitating payments outside the U.S., even though legally permitted by U.S. laws. Therefore, all such facilitating payments outside the U.S. in excess of US $100 require prior approval by the CFO, except in exigent circumstances. In all cases, such payments must be accurately recorded in expense reports and in the Company’s books and records.

There are some exceptions, though. For example, in many countries, but not the United States, it is considered common courtesy to provide small gifts on certain occasions to government officials. Within limits appropriate to the country, such gifts may be permissible (see the discussion of the FCPA). Also, serving lunch to participants (including government officials) in a business conference held on Company premises is often not prohibited, if the purpose is to make the best use of the Company’s time and that of any government employee. Seeking advice from the government employee in advance may help to avoid embarrassment and protect the interest of Company employees. In other words, Company employees – before offering even the most common amenities of this sort – should check with the government employee. If circumstances warrant employees should check with the CFO to see if offering the courtesy is permissible in order to avoid situations that are potentially embarrassing or, possibly, illegal.

Proper documentation. All arrangements with third parties (such as distributors or agents) should be evidenced or memorialized in a written contract, order or other document that describes the goods or services that are in fact to be performed or provided and should be for reasonable fees or costs.

Extension of credit by the Company. No director, officer or employee may seek or accept from the Company credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan. Any personal loan existing at the time of adoption of this Code shall not be materially modified, extended or renewed.

C. Political Contributions and Activities

Corporate contributions to political causes are illegal in many jurisdictions and electoral processes. In those cases, no Company assets – including employee work time, use of Company premises, or equipment – may be contributed to any political candidate, party, or campaign. Even in those cases when political contributions are legal, no Company contributions shall be made without permission from the CFO. Company employees may participate in any political activities of their choice on an individual basis, with their own money, and on their own personal time, subject to all applicable laws and provided that their activities otherwise comply with Company policies.

Federal elections. The Company encourages the personal and financial participation of its directors, officers and other employees in federal, state and local elective processes. It is the Company’s policy to refrain from making any direct contribution or expenditure to a candidate or candidate’s campaign in any federal or state election.

Political contributions in U.S. elections. It is the Company’s policy not to make direct or indirect political contributions in support of any party or candidate in any U.S. election, whether federal, state or local, except as stated above. For the purposes of this policy, the purchase of tickets for dinners, advertising in political program booklets, use of the Company’s duplicating facilities, compensated employee activity, employee contributions reimbursed through expense accounts and similar donations in kind are considered political contributions. These are merely examples of political contributions, and the preceding list is not intended to be exhaustive.

Political contributions in state and local elections. The Company may on occasion contribute to state and local office candidate committees and to state and local initiatives or referendum campaigns where the Company’s interests are directly involved and where permitted by state and local law. Proposed political contributions require a brief description of the purpose of the proposed contribution and a written legal opinion that confirms that the proposed contribution is lawful under all applicable laws. The documentation for proposed contributions shall be approved in advance by the CFO to ensure full compliance with applicable state and local regulations and reporting requirements.

Political action committees. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for review and approval by the Board prior to their implementation.

Foreign elections. In countries where corporate political contributions are permitted by law and encouraged by local custom, contributions may be appropriate and are permitted where approved by the proper corporate officer and the Board.

D. Business Practices

Compliance with laws, rules and regulations (including insider trading laws). Obeying the law, both in letter and spirit, is the foundation upon which the Company’s ethical standards are built. All directors, officers and other employees must respect and obey the laws of the cities, states and countries in which the Company operates. Although directors, officers and other employees are not expected to know every law that is applicable to the Company, it is important that directors, officers and other employees know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of the Company.

Buying and selling Company stock. Purchasing or selling, whether directly or indirectly, the Company’s securities while in possession of material non-public information is both unethical and illegal. The Company’s Insider Trading Policy prohibits Company employees from making transactions (i.e., buying or selling) in Company stock, at any time when the employee may possess material information about the Company that has not been publicly disclosed. United States securities laws dictate this policy, and it applies to all executive officers, members of the Board, employees, consultants and contractors, including members of their immediate families, and members of their households, who receive or have access to material nonpublic information regarding the Company.

In addition, members of the Board, executive officers and other individuals with access to material nonpublic information are subject to additional restrictions on the trading of stock, including mandatory “blackout periods” during which they may not engage in any Company securities transactions. Company employees should contact the CFO for any questions about buying or selling Company stock.

Section 16 reporting. Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, most purchases or sales of the Company’s securities by directors, executive officers and 10% stockholders must be disclosed within two business days of the transaction.

Fair dealing. Directors, officers and other employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or other employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice involving unfair dealing.

Confidentiality. Directors, officers and other employees shall maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that, if disclosed, might be of use to competitors or harmful to the Company or its customers. Confidential information also includes written material provided and information discussed at all meetings of the Board or any committee thereof and all information that is learned about the Company’s suppliers and customers that is not in the public domain. The obligation to preserve confidential information continues even after employment or agency with the Company ends. Any documents, papers, records or other tangible items that contain trade secrets or proprietary information are the Company’s property.

E. Trade Practices

The economy of the United States is based on the principle that competition and profit will produce high-quality goods at fair prices. To ensure that this principle is allowed to thrive in the marketplace, most countries have laws prohibiting certain business practices that could inhibit the competitive process. The Company supports these laws not only because they are the law, but also because we believe in the free market and the idea that healthy competition is essential to our long-term success. Company employees should keep these thoughts in mind while performing their jobs, because the penalties for violations can be very serious – both to the Company and to the individual.

Customers. Generally, the Company may choose the parties with which it wants to do business. Company employees should follow established procedures to respond to persons and parties seeking a business relationship with the Company, and should treat all applicants with dignity and respect. The Company may not agree with other companies, whether they are competitors or not, to refrain from doing business with a particular buyer or vendor. The Company must make such decisions independently and without collaboration with third parties. In certain countries, the Company may not condition the sale of one product to a customer on a commitment by the customer that it will purchase a second product.

Competitors. The Company must be especially careful when dealing with competitors. For example, agreements with competitors that affect product or service pricing or output, or allocate customers or sales territories, are prohibited, because they are counter to the principle of free competition, and often illegal under applicable law. Company employees must not discuss these topics with competitors, because there is no way to legally justify any understanding that might be reached that limits our competition with such companies. Also, Company employees must not discuss terms of sale, costs, inventories, product plans, or any other confidential or proprietary information with a competitor.

5. Compliance and Consequences

A. Being vigilant

It is essential that all employees be sensitive to possible violations of the Company’s business ethics, whether these violations occur in dealings with the government or the private sector, and whether they occur due to oversight or intention. Any Company employee who has knowledge of possible violations must notify his or her manager, the Vice President of Human Resources or the CFO.

To assist employees in the day-to-day protection of the Company’s business, below is a list of some areas where violations of ethics policies, practices, and principles could occur.

Danger areas

•	Improper or excessive payments of any of the following:

•	Consulting fees

•	Public relations fees

•	Advertising fees

•	Legal fees

•	Agents’ fees

•	Commissions

•	Insurance premiums

•	Other professional fees

•	Expense reports

•	Employee bonuses or compensation arrangements

•	Employee loans

•	Miscellaneous expenses

•	Nondeductible expenses

•	Director and officer payments

•	Payroll-related expenditures, bonuses, awards, and non-cash gifts given to or by Company employees without proper approval and adequate documentation;

•	Payments made in cash;

•	Checks drawn payable to “Cash” or “Bearer;”

•	Transfers to or deposits in the bank account of an individual, rather than in the account of the company with which the Company is doing business;

•	Bank accounts or property titles not in the Company’s name;

•	Billings made higher or lower than normal prices or fees, at a customer’s request;

•	Payments made for any purpose other than that described in supporting documents;

•	Payments made to employees of customers or agencies through intermediary persons or organizations, or that seem to deviate from normal business transactions;

•	Any large, abnormal, unexplained or individually approved contracts or expenditures made without review of supporting documentation. Specific attention should also be given to large individual gifts;

•	Unusual transactions occurring with nonfunctional, inactive, or shell subsidiaries;

•	Undisclosed or unrecorded assets or liabilities.

•	Use of unethical or questionable means to obtain information, including information about competitors or information about government acquisition plans, procurement decisions, or actions;

•	An employment, consulting, or business relationship between a Company employee and another company, especially a company in the same, or a related, business as the Company; and

•	Frequent trading (buying and selling over short intervals) in Company stock or in the stock of a company with which the Company does business.

Disclosure controls. It is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. The Audit Committee shall oversee the Company’s internal controls and will take the actions that are necessary and appropriate to fulfill the Company’s disclosure requirements. The Audit Committee will report to senior management, including the Company’s chief executive officer and CFO. The Audit Committee shall consider the materiality of information and determine disclosure obligations on a timely basis.

B. Company Compliance

The Company is committed to integrity in all of its dealings with employees, customers, and the general public.

Voluntary disclosures. In accordance with the Company’s commitment to an effective relationship with its customers, it is the Company’s policy to make voluntary disclosures, when appropriate, of problems affecting corporate relationships with any client, including any government body and to cooperate with the appropriate government agency in any resulting investigation or audit. Any Company employee who becomes aware of possible violations of any Company policy or practice, or of any applicable law, rule, or regulation affecting the Company’s business, must notify his or her manager, the Vice President of Human Resources or the CFO. The Vice President of Human Resources and the CFO must also be notified immediately of any government inquiry, investigation, audit, or other legal notice.

To be sure the Company is meeting its obligations, particularly in dealing with government customers, employees need to understand the numerous rules and regulations that apply to their job duties. Employees should consult their managers, the Vice President of Human Resources or the CFO for guidance on the Company’s and the employee’s obligations.

Reporting violations. Directors, officers and other employees should report violations of applicable laws, rules and regulations (including, without limitation, the listing requirements of NASDAQ), this Code or any other code, policy or procedure of the Company to appropriate personnel or follow the procedures outlined in the Company’s Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters (as appropriate). Directors, officers and other employees are expected to cooperate in internal investigations of misconduct.

Report inappropriate behavior. Employees are required to report any conduct they believe to be inconsistent with the Company’s policies or standards, or inconsistent with the Company’s obligations to the government. Reports will be handled confidentially, on a need to know basis, so that no employee experiences retaliation for bringing these matters to the attention of Company management, the Vice President of Human Resources, the CFO or to members of the Audit Committee of the Board.

C. Consequences

The Company expects its employees to comply with all Company ethical and business principles, as well as all policies, to rely on their own high standards and reasoned evaluation in ambiguous situations, and to seek the advice and counsel of Company management, the Vice President of Human Resources, or the CFO to clarify issues not covered by this policy or good judgment. These principles and policies are based in part on various laws. Violations of those laws may result in civil and criminal penalties for the Company and its employees. Therefore, the Company will take appropriate action, which may include termination of employment or other business relationships, legal action, or referral to law enforcement authorities.

Waivers of this Code. Any waiver of a provision of this Code may be made only by the Board and will be disclosed in a Current Report on Form 8-K filed with the SEC within four business days. The disclosure must also provide the reasons for the waiver.

Amendments to this Code. Any amendment to this Code shall be made only by the Board. If an amendment to this Code is made, appropriate disclosure will be made within four business days after the amendment has been made in accordance with legal requirements and the listing requirements of the NASDAQ.

Posting requirement. The Company shall post this Code on the Company’s website as required by applicable rules and regulations. In addition, the Company shall disclose in its proxy statement for its annual meeting of stockholders that a copy of this Code is available on the Company’s website and provide the website address.

* * *

This document states a policy of Medical Action Industries Inc. and is not intended to be regarded as the rendering of legal advice.

ANNEX A

CODE OF ETHICS

CERTIFICATION

I have read and understand the Code of Ethics (the “Code”) of Medical Action Industries Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Code. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Code, is a basis for termination for cause of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.

In addition, I agree to promptly submit a written report to the CFO or Vice President of Human Resources, as applicable, describing any circumstances in which:

•	I have reasonable basis for belief that a violation of the Code by any person has occurred;

•	I have, or any member of my family has or may have engaged in any activity that violates the letter or the spirit of the Code;

•	I have, or any member of my family has or may have an interest that violates the letter or the spirit of the Code; and

•	I or any member of my family may be contemplating an activity or acquisition that could be in violation of the Code.

I am unaware of any violations or suspected violations of the Code by any employee except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

             No exceptions

To the best of my knowledge and belief, neither I nor any member of my family has any interest or affiliation or has engaged in any activity that might conflict with the Company’s interest, except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

             No exceptions

I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

Signature

Type or Print Name

Date

ANNEX B

CODE OF ETHICS

COMPLIANCE PROCEDURES

Directors, officers and other employees must work together to ensure prompt and consistent action against violations of the Code. However, a director, officer or other employee may encounter a situation in which it is difficult to determine how to proceed while also complying with the Code. Since not every situation that will arise can be anticipated, it is important to have a way to approach a new question or problem. When considering these situations, a director, officer or other employee should:

1. Make sure to have all the facts. In order to reach the right solution, all relevant information must be known.

2. Consider what he or she specifically is being asked to do and whether it seems unethical or improper. This will enable the individual to focus on the specific question and the alternatives he or she has. If something seems unethical or improper, it probably is.

3. Understand his or her individual responsibility and role. In most situations, there is shared responsibility. Are other colleagues informed? It may help to get other individuals involved and discuss the problem.

4. Discuss the problem with a supervisor. In many cases, supervisors will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Employees should remember that it is the responsibility of supervisors to help solve problems and ensure that the Company complies with this Code.

5. Seek help from Company resources. In the rare case in which it may not be appropriate to discuss an issue with a supervisor or a supervisor is not available to answer a question, employees should discuss it locally with the office manager or Human Resources manager. If that is not appropriate or if a satisfactory resolution is not obtained, call or send concerns to the Vice President of Human Resources or follow the procedures outlined in the Company’s Policy for Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters.

6. Report ethical violations in confidence and without fear of retaliation. If the situation so requires, anonymity will be protected. The Company does not permit retaliation of any kind for good faith reports of ethical violations.

7. Always ask first, act later. When unsure of what to do in any situation, the individual should seek guidance and ask questions before the action in question is taken.